EXHIBIT 10.4

Execution Version

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION

among:

INNOVATION BEVERAGE GROUP LIMITED;

INNOBEV MERGER CORP.; and

BLOCKFUEL ENERGY, INC.

Dated as of March 16, 2026

-i-

3.14.	Compliance; Permits; Restrictions	29
3.15.	Legal Proceedings; Orders	30
3.16.	Tax Matters	30
3.17.	Employee and Labor Matters; Benefit Plans	32
3.18.	Environmental Matters	32
3.19.	Insurance	33
3.20.	No Financial Advisors	33
3.21.	Transactions with Affiliates	33
3.22.	Privacy and Data Security	33
3.23.	Anti-Corruption	33
3.24.	Sanctions Laws	34
3.25.	Accredited Investor Status	34
3.26.	Ownership of Parent Post Merger	35
3.27.	No Other Representations or Warranties	35
Section 4. Representations and Warranties of Parent and Merger Sub		35
4.1.	Due Organization; Subsidiaries	35
4.2.	Organizational Documents	36
4.3.	Authority; Binding Nature of Agreement	36
4.4.	Vote Required	36
4.5.	Non-Contravention; Consents	37
4.6.	Capitalization	38
4.7.	SEC Filings; Financial Statements	39
4.8.	Absence of Changes	41
4.9.	Absence of Undisclosed Liabilities	42
4.10.	Title to Assets	42
4.11.	Real Property; Leasehold	42
4.12.	Intellectual Property	42
4.13.	Agreements, Contracts and Commitments	45
4.14.	Compliance; Permits; Restrictions	47
4.15.	Legal Proceedings; Orders	47
4.16.	Tax Matters	48
4.17.	Employee and Labor Matters; Benefit Plans	50
4.18.	Environmental Matters	52
4.19.	Insurance	53

-ii-

4.20.	Transactions with Affiliates	53
4.21.	No Financial Advisors	53
4.22.	Valid Issuance	53
4.23.	Privacy and Data Security	53
4.24.	Anti-Corruption	54
4.25.	Sanctions Laws	54
4.26.	No Other Representations or Warranties	55
Section 5. Certain Covenants of the Parties		55
5.1.	Operation of Parent’s Business	55
5.2.	Operation of the Company’s Business	58
5.3.	Access and Investigation	60
5.4.	No Solicitation	61
5.5.	Notification of Certain Matters	62
Section 6. Additional Agreements of the Parties		62
6.1.	Resale Registration Statement	62
6.2.	[Reserved]	64
6.3.	[Reserved]	64
6.4.	Efforts; Regulatory Approvals	64
6.5.	Indemnification	65
6.6.	Disclosure	66
6.7.	Listing	66
6.8.	Tax Matters	67
6.9.	Legends	68
6.10.	Officers and Directors	68
6.11.	Termination of Certain Agreements and Rights	68
6.12.	Allocation Certificate	69
6.13.	Obligations of Merger Sub	69
Section 7. Conditions Precedent to Obligations of Each Party		69
7.1.	Regulatory Approvals	69
7.2.	No Restraints	69
7.3.	Board Approval	69
7.4.	Listing	69
7.5.	Tax Treatment	69
Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Sub		70

-iii-

8.1.	Accuracy of Representations	70
8.2.	Performance of Covenants	70
8.3.	Documents	70
8.4.	No Company Material Adverse Effect	70
8.5.	Company Stockholder Written Consent	71
8.6.	Company Audit	71
8.7.	Company Leases	71
Section 9. Additional Conditions Precedent to Obligation of the Company		71
9.1.	Accuracy of Representations	71
9.2.	Performance of Covenants	71
9.3.	Documents	71
9.4.	No Parent Material Adverse Effect	72
9.5.	Parent Termination of Contracts and Rights	72
9.6.	Parent Indebtedness	72
9.7.	Parent Financing
Section 10. Termination		72
10.1.	Termination	72
10.2.	Effect of Termination	74
Section 11. Miscellaneous Provisions		74
11.1.	Non-Survival of Representations and Warranties	74
11.2.	Amendment	74
11.3.	Waiver	74
11.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	74
11.5.	Applicable Law; Jurisdiction	75
11.6.	Assignability	75
11.7.	Notices	75
11.8.	Cooperation	76
11.9.	Severability	76
11.10.	Other Remedies; Specific Performance	77
11.11.	No Third-Party Beneficiaries	77

Schedule 1	Conditions
Schedule 2	Merger Consideration Adjustments

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 16, 2026, by and among Innovation Beverage Group Limited, an Australian Public Company (“Parent”), InnoBev Merger Corp., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and BlockFuel Energy, Inc., a Texas corporation (the “Company”), and supersedes in its entirety the Agreement and Plan of Merger and Reorganization dated October 14, 2025 entered into among the Parent, Merger Sub and the Company (the “Original Merger Agreement”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.       Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the TBOC, and the laws of Australia. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.       The Parties entered into the Original Merger Agreement on October 14, 2025.

C.       Subsequent to the execution of the Original Merger Agreement, the Parent consummated the following transactions: (i) completed a capital raise of $6.0 million (the “Parent Financing”) and issued an aggregate of 3,428,569 Units (the “Financing Units”) in connection therewith consisting of 3,428,569 Ordinary Shares and Series A and Series B Warrants, each exercisable for an additional 3,428,569 Ordinary Shares (the “Financing Warrants” and the securities issuable in connection with the Financing Units collectively referred to as the “Financing Securities”): (ii) made a loan $2.5 million to the Company pursuant to a Promissory Note dated as of March 16, 2026 (the “Note”), the proceeds of which were used to call and repurchase 19,769,268 of the Company’s ordinary shares which shares were immediately cancelled (the “Redemption”); and (iii) acquired 127,628 ordinary shares of the Company (representing a 51% ownership interest in the Company after giving effect to the Redemption, the “Acquisition Shares”) pursuant to a Share Exchange Agreement dated as of March 16, 2026 (the “Exchange Agreement”) entered into between the Parent and certain stockholders of the Company (the “Selling Stockholders”) and issued to the Company ____________[1] warrants, each warrant entitling the holder thereof to acquire one share of Parent Common Stock at an exercise price of $.0001 per share (the “IBG Warrants”), which Acquisition Warrants are only exercisable after receipt of any Required Approvals and will automatically be entitled to receive the Merger Consideration as if they were fully exercised.

D.       The Parties desire to amend and restate the Original Merger Agreement to reflect the Parent Financing and the Acquisition.

[1] A number of warrants equal to 45.9% of IBG after giving effect to $10M of the Parent Financing.

E.       The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement.

F.       The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and Parent, and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G.       The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

H.       For U.S. federal and applicable state and local income tax purposes, each of the Parties intend that (i) as a result of the Merger, Parent shall be treated as a “domestic corporation” under Section 7874(b) of the Code, and (ii) (A) the Merger and the Financings, taken together as part of a unified plan, constitute a transaction described in Section 351 of the Code and the Treasury Regulations thereunder, and/or (B) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (such intended tax treatment described in clauses (i) and (ii), the “Intended Tax Treatment”), and (iii) this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Mergers.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.       Definitions and Interpretative Provisions.

1.1.	Definitions.

                             (a)       For purposes of this Agreement (including this Section 1):

                “Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a)       any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Parent Common Stock (in the case of Parent) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Parent Common Stock (in the case of Parent) or Company Capital Stock (in the case of the Company); or

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to be entered into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon in good faith by Parent and the Company.

“ASIC” means the Australian Investment and Securities Commission.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, collaboration or similar commercialization partner of the Company or its Subsidiaries with respect to the Company Business or of Parent or its Subsidiaries with respect to the Parent Business, as applicable.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Business” means the proposed business of the Company involving owning and operating various energy assets and cryptocurrency mining.

“Company Capital Stock” means the Company Common Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 3.6(a) and 3.6(d).

“Company Common Stock” means shares of common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Exclusively Licensed Intellectual Property” means any and all Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company, or to which the Company has or purports to have any other exclusive right, but excluding agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.15.

“Company Inbound License” means any Company Contract pursuant to which the Company is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Company taken as a whole (or to the further research, development and commercialization of Company Business as currently planned by Company), in each case, other than (i) agreements between the Company and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to the Company thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to the Company on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Company Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by the Company (“Company Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to the Company or to which the Company has or purports to have any other right (“Company Licensed Intellectual Property”).

“Company Key Employee” means (i) any executive officer of the Company or any of its Subsidiaries; and (ii) any employee of the Company or any of its Subsidiaries that reports directly to the Company Board.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any government shutdown or slowdown; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Outbound License” means any Company Contract pursuant to which the Company grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Company Intellectual Property that is material to the business of the Company taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for the Company or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Parent or an Affiliate thereof and other than actions made in compliance with Section 5.4), or (b) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 5.4(a).

“Conditions” means the conditions set out in Schedule 1 of this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, severance, termination protection, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                 “ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NASDAQ).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, quality assurance, quality control and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. Any Person that is an Entity shall have Knowledge if any executive officer of such Person as of the date such knowledge is imputed has actual knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NASDAQ or the Financial Industry Regulatory Authority). For the avoidance of doubt, the term “Law” includes any and all Environmental Laws and Privacy Laws.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Consideration” means for each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time other than the Acquisition Shares, _____________[2] shares of Parent Common Stock to as set forth on Section 2.5 of the Parent Disclosure Schedule; it being agreed and understood that the number of shares of Parent Common Stock to be issued by the Company as Merger Consideration as set forth above shall be proportionally adjusted based on Financings completed by the Company or Parent after the date hereof.

“Merger Sub Board” means the board of directors of Merger Sub. “NASDAQ” means the Nasdaq Capital Market, LLC.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices, as applicable.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Business” means the business of Parent as set forth in the Parent SEC Documents.

                 “Parent Capital Stock” means the Parent Common Stock, and for the avoidance of doubt, shall include any securities issued by Parent that are convertible into or exercisable into shares of Parent Common Stock.

[2] Equal to 44.1% of IBG after giving effect to $10M of the Parent Financing.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Parent Common Stock” means the ordinary shares, no par value, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent Intellectual Property or any other asset of Parent is bound or under which Parent has any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4 and 4.15.

“Parent Indebtedness” means Parent’s total liabilities on account of any loan, borrowing or other fixed obligation (whether secured or unsecured) as of immediately prior to the Closing and determined in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with Parent Financial Statements.

“Parent Inbound License” means any Parent Contract pursuant to which the Parent is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Parent taken as a whole (or to the further research, development and commercialization of Parent Business as currently planned by Parent), in each case, other than (i) agreements between the Parent and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to Parent thereunder and (ii) agreements for any Third Party non- customized commercially available object code software licensed to Parent on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Parent Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by Parent (“Parent Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to Parent or to which Parent has or purports to have any other right (“Parent Licensed Intellectual Property”).

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Pre-Closing Assets” means those assets of Parent, to the extent existing as of immediately prior to the Closing, relating to (a) Parent’s Intellectual Property and (b) as set forth in Section 4.12(a) of the Parent Disclosure Schedule.

“Parent Warrants” means the warrants of Parent, if any.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether an Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates (other than to the extent contemplated by the succeeding clause (g)), (g) any government shutdown or slowdown, (h) the sale or winding down of the Parent’s business or operations as they exist prior to the Closing, and the sale, license or other disposition of the Parent Pre-Closing Assets in compliance with the terms of this Agreement and applicable Law, or (i) any change in the cash position of Parent and its Subsidiaries which results from operations in the Ordinary Course of Business; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates.

“Parent Options” means options to purchase shares of Parent Common Stock granted by Parent whether or not granted pursuant to any Parent Stock Plan.

“Parent Outbound License” means any Parent Contract pursuant to which Parent grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Parent Intellectual Property that is material to the business of Parent taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for Parent or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of Parent or any Subsidiary thereof and another Subsidiary of Parent.

“Parent Triggering Event” shall be deemed to have occurred if: (a) (i) the Parent Board or any committee thereof shall have made an Parent Board Adverse Recommendation Change or (ii) the Parent Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Parent (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 5.4 and Section 6.3 (except for an Parent Board Adverse Recommendation Change)), (b) Parent shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (c) upon willful and material breach of Parent’s obligations set forth in the first sentence of Section 5.4(a).

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Financial Statements or the Parent Financial Statements, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“Registrable Securities” means the shares of Parent Common Stock issued in connection with the Closing pursuant to this Agreement as the Merger Consideration; provided, however, that shares of Parent Common Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (iii) the date when all Registrable Securities covered by the Registration Statement first become eligible for sale pursuant to Rule 144 without volume limitation.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Approvals” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) and/or from the stockholders of the Parent with respect to the exercise of the Acquisition Warrants and the issuance of any shares of PubCo Common Stock upon such exercise.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export items (including hardware, software, or technology) and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar Laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the time that is immediately prior to the Effective Time.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (a) was not obtained or made as a result of a breach of (or a violation of) Section 5.4(a) by Parent, (b) is on terms and conditions that the Parent Board (or any committee thereof) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any binding written offer by the other Party to the Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, it deems are more favorable, from a financial point of view, to Parent’s stockholders than the terms of the Contemplated Transactions, (c) is not subject to any debt financing conditions (and if debt financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add- on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect to any type of tax obligation (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim of refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“TBOC” means the Texas Business Organizations Code.

“Transaction Expenses” means, with respect to Parent, and solely to the extent remaining unpaid as of 11:59 p.m. on the last Business Day prior to the Anticipated Closing Date, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Parent or any of its Subsidiaries (including Merger Sub), or for which Parent or any of its Subsidiaries are liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, fees and expenses reasonably expected to be payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Parent in connection with the Contemplated Transactions; (b) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing and distribution of the Registration Statement and any amendments and supplements thereto; and (d) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) in effect as of the Closing that are, become, or may become due or payable to any director, officer, employee or consultant of Parent in connection with, or following, the consummation of the Contemplated Transactions, including the employer portion of any employment, payroll or similar Taxes with respect to such compensation; provided, that, Transaction Expenses shall not include any Costs associated with the obtainment of directors and officers insurance pursuant to Section 6.5.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble

Beri Employment Agreement	6.13(e)

Capitalization Date	4.6(a)

Articles of Merger	2.3

Certifications	3.7(a), 4.7(a)

Term	Section

Closing	2.3

Closing Date	2.3

Company	Preamble
3
Company Disclosure
Schedule
3.7(b)
Company Financial
Statements

Company Material Contract	3.13(c)

Company Stockholder
Written Consents	6.2(a)

Company Real Estate Leases	3.11

D&O Parties	6.8(a)

Effective Time	2.3

Exchange Agent	2.8

GAAP	1.2

Intended Tax Treatment	Preamble

Liability	3.9

Merger	Recitals

Merger Sub	Preamble

New Subsidiary	6.13(e)

Post-Closing Welfare Plan	6.6(b)

Privacy Policies	3.22

Proxy Statement	6.1(a)

Required Company Stockholder Vote	3.4

Term	Section

Parent	Preamble

Parent Board Recommendation	6.3(b)

Parent Disclosure Schedule	4

Parent Financial Statements	4.7(b)

Parent Grant Date	4.6(f)

Parent Indebtedness Schedule	2.11(a)

Parent Material Contract	4.13(c)

Parent Real Estate Leases	4.11

Parent SEC Documents	4.7(a)

Parent Stock Plan	4.6(c)

Parent Stockholder Meeting	6.3

Registration Statement	6.1(a)

1.2.       Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with United States generally accepted accounting principles (“GAAP”) unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2.       Description of Transaction.

2.1.       The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2.       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBOC. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

2.3.       Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Texas the certificate of merger with respect to the Merger, satisfying the applicable requirements of the TBOC and in form and substance as agreed to by the Parties (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Texas or at such later time as may be specified in such Articles of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4.      Organizational Documents; Directors and Officers. At the Effective Time:

(a)       the constitution of Parent shall be identical to the constitution of Parent immediately prior to the Effective Time, until thereafter amended as provided by the Corporations Act and such constitution; provided, however, that at the Effective Time, Parent may file an amendment to its constitution to make such changes as are mutually agreeable to Parent and the Company (in compliance with any Corporations Act stockholder approval requirements);

(b)       the Certificate of Incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and bylaws of the Surviving Corporation, except for the name of the Surviving Corporation in such Certificate of Incorporation and bylaws shall be amended to be “BlockFuel Energy Texas, Inc.”;

(c)       the directors and officers of Parent, each to hold office in accordance with the constitution and shareholders’ deed of Parent, shall be as set forth in Section 6.10(a);

(d)       the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of Merger Sub, shall be as set forth in Section 6.10(b); and

(e)       the directors and officers of the Beverage Subsidiary, each to hold office in accordance with the certificate of incorporation and bylaws of Beverage Subsidiary, shall be as set forth in Section 6.10(c).

2.5.      Conversion of Company Equity Securities.

(a)       At the Effective Time, subject to Section 2.5(b), by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive the Merger Consideration, other than the Acquisition Shares which shall not be entitled to any Merger Consideration hereunder. Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time, and each holder of each such share of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration into which each such share of Company Common Stock shall have been converted in the Merger.

(b)       No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall receive from Parent, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.8 and any accompanying documents as required therein: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.5; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.5, with no cash being paid for any fractional share eliminated by such rounding.

(c)       Merger Sub Shares. Each share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

2.6.       Satisfaction of Rights. All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

2.7.       IBG Warrants. At the Effective Time, each issued and outstanding IBG Warrant shall automatically be deemed exercised into one share of Parent Common Stock.

2.8.       Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, other than the right to receive the Merger Consideration pursuant to Section 2.5, and (b) the stock transfer books of the Company shall be closed with respect to all Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Common Stock shall be made on such stock transfer books after the Effective Time.

2.9.	Exchange Agent.

(a)       The Parties agree to retain the transfer agent currently appointed by Parent, namely Vstock Transfer, or such other exchange agent as mutually agreed by the parties to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Stock.

(b)       Promptly after the Effective Time, the Parties shall cause the Exchange Agent to transmit to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of uncertificated shares of Company Common Stock, in exchange for book-entry shares of Parent Common Stock. Upon reasonable evidence of the ownership of uncertificated Company Common Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of uncertificated shares of Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a). Until surrendered as contemplated by this Section 2.9(b), uncertificated shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration.

2.10.	[Reserved].

2.11.	[Reserved].

2.12.       Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.13.       Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as it is required to deduct or withhold from such consideration under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company.

Except as set forth in the confidential written disclosure schedule delivered by Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

3.1.	Due Organization; Subsidiaries.

(a)       The Company is a corporation duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. The Company does not have any Subsidiaries.

(b)       Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)       The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2.       Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3.       Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4.       Vote Required. The written consent or affirmative vote of a majority of shares of Company Common Stock are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5.	Non-Contravention; Consents.

(a)       Subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirement of the HSR Act (if applicable) and the filing of the Articles of Merger required by the TBOC, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)       contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)       contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v)       result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Articles of Merger with Secretary of State in the State of Texas pursuant to the TBOC, (iii) compliance with any applicable requirements of the HSR Act (if applicable), and (iv) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not Company Material Contracts, and in the case of such filings, notices or Consents under Company Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect).

(c)       No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6.	Capitalization.

(a)       The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which, after giving effect to the Redemption, 250,250 shares are issued and are outstanding, of which 127,268 are owned by the Parent. The Company has completed the Redemption and does not hold any shares of its capital stock in its treasury.

(b)       All of the outstanding Company Capital Stock as set out in Section 3.6(a) have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. The Company does not have any repurchase rights with respect to Company Capital Stock (including shares issued pursuant to the exercise of options).

(c)       The Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d)       There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)       All outstanding Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)	The Company Capital Stock are uncertificated.

3.7.	Financial Statements.

The unaudited financial statements of the Company for the period from the Company’s formation through June 30, 2025 have been delivered to Parent as of the date first set forth above and the audited and unaudited financial statements of the Company (including any related notes and schedules) to be delivered to the Company prior to the Closing Date as set forth in Section 6.1(e) have been delivered to Parent at or prior to the Closing Date (the “Company Financial Statements”). The Company Financial Statements are true, complete and correct in all material respects, and have been prepared from the books and records of the Company and in accordance with GAAP, and fairly present, in all material respects, the financial condition of the Company as of such periods and the results of operations of the Company for such periods.

3.8.       Limited Operations; Absence of Changes. Since its formation on February 4, 2025, the Company has not conducted any operations (other than negotiating the Contracts listed on Section 3.13(a) of the Company Disclosure Schedule) and has not had any employees. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since the Company’s formation of February 2, 2025, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9.       Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financial Statements; (iii) Liabilities to perform under Contracts entered into by the Company; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10.       Title to Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Financial Statements and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11.       Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12.	Intellectual Property.

(a)       The Company does not own any Patents, Marks or Copyrights that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world.

(b)       No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Company, threatened regarding any Company Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Company Intellectual Property.

(c)       The Company Owned Intellectual Property is solely and exclusively owned by the Company free and clear of any Encumbrance, other than Permitted Encumbrances.

(d)       To the Knowledge of the Company, the operation of the business of the Company does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Company Business as currently planned by the Company will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company, nor, to the Knowledge of Company, any of the licensors of the Company, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or, to the Knowledge of the Company, has been threatened, against the Company or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(e)       To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)       The Company has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in the Company Intellectual Property and, to the Knowledge of the Company, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)       Except as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) the Company is not bound by any Company Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company, taken as a whole and (ii) the Company has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(h)       The Company has delivered or made available to Parent, a complete and accurate copy of all Company Inbound Licenses and all Company Outbound Licenses. With respect to each of the material Company Inbound Licenses and Company Outbound Licenses: (i) to the Knowledge of the Company, each such agreement is valid, binding on, enforceable against the Company, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor to the Knowledge of the Company, any other party to any such agreement, is in breach or default thereof in any material respect.

3.13.	Agreements, Contracts and Commitments.

(a)       As of the date hereof, except as set forth under Schedule 3.13(a) of the Company Disclosure Schedule, the Company is not party to nor bound by any:

(i)       “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any of its Subsidiaries;

(ii)       Contract (A) relating to the disposition or acquisition by Company or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Company’s Subsidiaries;

(iii)       collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)       Contract establishing any joint ventures, partnerships or similar arrangements;

(v)          Contract (A) prohibiting or materially limiting the right of Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Company on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Company has granted a Person an exclusive geographical area and under which Company paid commissions less than $100,000 to such Person in 2025, or from whom Company received less than $100,000 from the sale of product to said Person in 2025;

(vi)       Contract pursuant to which Company or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Company or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Company or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Company Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)       mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)       Contract providing for any guaranty by Company or any of its Subsidiaries of third-party obligations (under which Company or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Company or any of its Subsidiaries’ obligations;

(ix)       Contract between Company, on the one hand, and any Affiliate of Company (other than a Subsidiary of Company), on the other hand (other than a Company Plan);

(x)       Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Company or its Subsidiaries;

(xi)       Contract under which Company and Company’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii)       Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii)       Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction; or

(xiv)	Contract to enter into any of the foregoing.

(b)       The Company has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Company Material Contracts.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company is not in default under any Contract listed, or required to be listed, in Section 3.13(a) of the Company Disclosure Schedule (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”), and, (ii) to Company’s Knowledge, as of the date hereof, the other party to each of the Company Material Contracts is not in default thereunder. Each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against Company and, to Company’s Knowledge, each other party thereto. As of the date hereof, the Company has not received any written notice that any party to any Company Material Contract, or to the Knowledge of Company any notice (whether or not written), of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.14.	Compliance; Permits; Restrictions.

(a)       The Company is and, since February 4, 2025, has been in compliance in all material respects with all Laws applicable to the Company, and, since February 4, 2025, the Company has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The Company holds all Governmental Authorizations necessary for the Company and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect. The Governmental Authorizations held by the Company and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and, to the Knowledge of the Company, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect.

3.15.	Legal Proceedings; Orders.

(a)       There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)       There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

3.16.	Tax Matters.

(a)       The Company has filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Company and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b)       The Company has not executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer, tax advisors or payroll provider.

(c)	Except as would not be material to the Company, the Company has:

(i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(d)       Except as would not be material to the Company, there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of the Company pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company that remains unpaid, and the Company has not received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(e)       The Company has not waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f)       The Company has not constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g)       To the Knowledge of the Company, the Company has not entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(h)       The Company is not party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(i)       The Company (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or

(ii) does not have any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(j)       The Company is not subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k)       The Company is not aware of any facts or circumstances, and has not taken agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger and Financings from qualifying for the Intended Tax Treatment.

3.17.	Employee and Labor Matters; Benefit Plans.

(a)	The Company does not have any employees.

(b)       There is not, and since February 4, 2025 has not been, any Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of the Company, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to the Company, taken as a whole.

(c)       As on date of this Agreement, the Company does not have any Company Employee Plan.

(d)       None of the Company nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by the Company.

3.18.       Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.19.       Insurance. The Company does not have any material insurance policies or maintain any material self-insurance programs or arrangements relating to the business, assets, liabilities and operations of the Company.

3.20.       No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21.       Transactions with Affiliates. Except as set forth on Section 3.21 of the Company Disclosure Schedule, the Company is not a party to any Contract or other arrangements with any of its directors, executive officers, or equity holders (or any of such Person’s immediate family members or Affiliates).

3.22.       Privacy and Data Security. Since February 4, 2025, each of the Company and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information, except for such non-compliance as is not, and would not reasonably be expected to have a Company Material Adverse Effect. Since February 4, 2025, the Company and its Subsidiaries have complied in all material respects with each of their respective written and published policies concerning the privacy of Personal Information (“Privacy Policies”), if applicable and required. The Company maintains commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and the Company is in compliance in all material respects with such policies and procedures. To the Knowledge of the Company, there have been no material breaches or material violations of any security measures of the Company, or any material unauthorized access, use or disclosure of any Personal Information. The Company has not received written notice (or, to the Knowledge of the Company, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of the Company by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Company, threatened against any of the Company, alleging a violation or breach of Privacy Laws and/or Privacy Policies, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

3.23.	Anti-Corruption.

(a)       Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since February 4, 2025, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to Parent any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

(b)       There are not, and since February 4, 2025, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since February 4, 2025, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti- Corruption Law.

3.24.       Sanctions Laws. Since February 4, 2025, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and since February 4, 2025, there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. Since February 4, 2025, the Company has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

3.25.       Accredited Investor Status. Each stockholder of the Company are either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the 1933 Act. The Company agrees to furnish any additional information reasonably requested by Parent to assure compliance with applicable U.S. federal and state securities laws in connection with the issuance of the Merger Consideration.

3.26.       Ownership of Parent Post Merger. At the Effective Time and after giving effect to the Merger and the issuance of the Merger Consideration, no stockholder of the Company prior to the Closing shall own more than 19.99% of the Parent Common Stock at the time of the Closing.

3.27.       No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in Section 4 of this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Schedule)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Parent and Merger Sub.

Except (i) as set forth in the confidential written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC at least two days prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or documents filed or furnished to the SEC after the date that is two days prior to the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only if it is reasonably apparent from a reading of such Parent SEC Documents that it would be applicable to such section or subsection of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

4.1.	Due Organization; Subsidiaries.

(a)       Each of Parent and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Section 4.1(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of Parent and the respective equity ownership held by Parent in each Subsidiary.

(b)       Except as set forth on Section 4.1(b) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)       Except as set forth on Section 4.1(a) of the Parent Disclosure Schedule, Parent has no Subsidiaries other than the Company and the Merger Sub and Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than the Company and the Merger Sub. Except as set forth on Section 4.1(c)(i) of the Parent Disclosure Schedule, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Section 4.1(c)(ii) of the Parent Disclosure Schedule, Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2.       Organizational Documents. Parent has delivered to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents. Neither Parent nor Merger Sub is in breach or violation of its Organizational Documents in any material respect.

4.3.       Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Parent Board (at meetings duly called and held) has fulfilled each of the Conditions in Item 1 of Schedule 1 attached hereto. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4.       Vote Required. The affirmative vote of the Parent Board is the only required vote of the Parent Board or the holders of any class or series of Parent Capital Stock necessary to approve the Contemplated Transactions and the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement.

4.5.	Non-Contravention; Consents.

(a)       Except as set forth on Section 4.5(a) of the Parent Disclosure Schedule, subject to compliance with any applicable requirements of the HSR Act, and the filing of the Articles of Merger required by the TBOC, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)       contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii)       contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent; or

(iv)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Contract or (D) cancel, terminate or modify any term of any Parent Contract, except in the case of any nonmaterial breach, default, penalty or modification;

(v)       result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b)       Except for (i) the filing of the Articles of Merger with the Secretary of State of Texas pursuant to the TBOC, (ii) compliance with any applicable requirements of the HSR Act (if applicable), (iii) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) as set forth on Section 4.5(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)       No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6.	Capitalization.

(a)       As of the date hereof (the “Capitalization Date”), the authorized capital stock of Parent consists of ordinary shares of Parent Common Stock of which 4,497,450 shares are issued and are outstanding after giving effect to the Parent Financing excluding the exercise of any of the Acquisition Warrants or Financing Warrants. Parent does not hold any shares of its capital stock in its treasury. As of the Capitalization Date, there are no issued or outstanding Parent Warrants other than the Acquisition Warrants and the Financing Warrants.

(b)       All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 4.6(b) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. With respect to any equity securities in Parent subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c)       Except for the 2022 Equity Incentive Plan of Parent (the “Parent Stock Plan”) and as set forth on Section 4.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Parent has no shares of Parent Common Stock reserved for issuance under the Parent 2022 Stock Incentive Plan. Section 4.6(c)(i) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option at the time of grant, (iii) the number of shares of Parent Common Stock subject to such Parent Option as of the Capitalization Date, (iv) the exercise price of such Parent Option, as applicable, (v) the date on which such Parent Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the Capitalization Date, (vii) the date on which such Parent Option, as applicable, expires, (viii) whether such Parent Option, as applicable, is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of an Parent Option, as applicable, the plan pursuant to which such Parent Option was granted. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Stock Plans and any amendments thereto.

(d)       Except as set forth on Section 4.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent. The treatment of the Parent Options under this Agreement do not violate the terms of the Parent Stock Plans.

(e)       All outstanding shares of Parent Common Stock and Parent Options have been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)       With respect to Parent Options granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option was duly authorized no later than the date on which the grant of such Parent Option was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Parent Option grant was made in accordance with the terms of the Parent Stock Plans pursuant to which it was granted and in all material respects, other applicable securities Law, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Parent Grant Date.

4.7.	SEC Filings; Financial Statements.

(a)       Except as set forth on Section 4.7(a) of the Parent Disclosure Schedule, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Parent with the SEC since September 25, 2024 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Parent SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b)       The financial statements (including any related notes and schedules) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 6-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(c)       To Parent’s Knowledge, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth on Section 4.7(d) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NASDAQ. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(e)       There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       Except as set forth on Section 4.7(f) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of NASDAQ.

(g)       Parent maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Parent Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Parent, which is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting. Parent maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act.

(h)       None of Parent or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i)       As of the date hereof, (i) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents; (ii) none of the Parent SEC Documents is the subject of ongoing SEC review; and (iii) to Parent’s Knowledge, there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Parent.

(j)       Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Parent or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

(k)	At the Closing, the Parent Indebtedness does not exceed $275,000.

4.8.       Absence of Changes. Except for the Acquisition, the Financing, and as set forth in the Parent SEC Documents or on Section 4.8 of the Parent Disclosure Schedule, between December 31, 2024 and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9.       Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Parent Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Parent Financial Statements; (iii) Liabilities to perform under Contracts entered into by Parent or its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any lawsuit); (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10.       Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Financial Statements and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11.       Real Property; Leasehold. Except as set forth in the Parent SEC Documents (including any exhibits thereto) or under Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12.	Intellectual Property.

(a)       Section 4.12(a) of the Parent Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Parent Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Parent Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, or issuance or registration, and (iv) the record owner or owners, for each such item. Each material item of Parent Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Parent Registered IP is subsisting and all issued Patents within the Parent Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Parent Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(b)       No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or threatened regarding any Parent Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Parent Intellectual Property.

(c)       All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Parent Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Parent Owned Intellectual Property pursuant to which both (i) Parent has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Parent Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Parent Intellectual Property. No such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Parent Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(d)       Parent Owned Intellectual Property is solely and exclusively owned by Parent free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect, the Parent Licensed Intellectual Property is in-licensed by Parent, free and clear of any Encumbrance, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by Parent on the same terms and conditions thereafter. Parent owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of Parent as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by Parent of the Intellectual Property of other Persons. No current or former director, officer, employee or contractor of, or consultant to, Parent owns or has any claim, right (whether or not currently exercisable) or interest (or, has alleged that they own or have any such claim, right or interest) to or in any Parent Intellectual Property.

(e)       The operation of the business of Parent as of the date of this Agreement does not infringe, misappropriate or otherwise violate, and as currently conducted has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Parent Business as currently planned by Parent will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect. As of the date hereof, neither Parent, nor, any of the licensors of Parent, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or to the Knowledge of Parent, has been threatened, against Parent or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f)       Neither Parent nor Parent Owned Intellectual Property is subject to any Order as of the date hereof, and neither Parent nor any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates Parent’s to use or other exploitation in any manner of any Parent Intellectual Property or of any other Intellectual Property owned by any other Person.

(g)       No Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Parent Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Parent Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(h)       Parent has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in Parent Intellectual Property and there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(i)	[Reserved].

(j)       Each item of Parent Intellectual Property that is Parent Registered IP owned by Parent is and at all times has been filed and maintained in material compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(k)       Except as contained in agreements entered into in the ordinary course of business by Parent as of the Closing Date or as disclosed in Section 4.12(k) of the Parent Disclosure Schedule, (i) Parent is not bound by any Parent Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Parent, taken as a whole and (ii) Parent has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any material Intellectual Property right.

(l)       Parent has delivered or made available to Parent, a complete and accurate copy of all Parent Inbound Licenses and all Parent Outbound Licenses. With respect to each of the material Parent Inbound Licenses and Parent Outbound Licenses: (i) each such agreement is valid, binding on, enforceable against Parent, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Parent has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Parent nor any other party to any such agreement, is in breach or default thereof in any material respect.

4.13.	Agreements, Contracts and Commitments.

(a)       As of the date hereof, except as listed in the exhibit schedule to the Parent’s most recent Form 20-F or set forth under Section 4.13(a) of the Parent Disclosure Schedule, Parent is not party to nor bound by any:

(i)       “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Parent Annual Report on Form 20-F for the year ended December 31, 2024, or any Parent SEC Documents filed after the date of filing of such Form 20-F until the date hereof;

(ii)       Contract (A) relating to the disposition or acquisition by Parent or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Parent or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Parent’s Subsidiaries;

(iii)       collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)       Contract establishing any joint ventures, partnerships or similar arrangements;

(v)       Contract (A) prohibiting or materially limiting the right of Parent to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Parent to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or

(C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Parent on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Parent has granted a Person an exclusive geographical area and under which Parent paid commissions less than $100,000 to such Person in 2025, or from whom Parent received less than $100,000 from the sale of product to said Person in 2025;

(vi)       Contract pursuant to which Parent or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Parent or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Parent or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Parent Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)       mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)      Contract providing for any guaranty by Parent or any of its Subsidiaries of third-party obligations (under which Parent or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Parent or any of its Subsidiaries’ obligations;

(ix)       Contract between Parent, on the one hand, and any Affiliate of Parent (other than a Subsidiary of Parent), on the other hand (other than a Parent Plan);

(x)       Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of any party;

(xi)       Contract under which Parent and Parent’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii)       Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii)       Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction;

(xiv)	Contract to enter into any of the foregoing.

(b)       The Company has been given access to a true and correct copy of all written Parent Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Parent Material Contracts.

(c)       Except as set forth on Section 4.13(c) of the Parent Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Parent Disclosure Schedule (each, a “Parent Material Contract” and, collectively, the “Parent Material Contracts”), and, (ii) to Parent’s Knowledge, as of the date hereof, the other party to each of the Parent Material Contracts is not in default thereunder. Except as set forth on Section 4.13(c) of the Parent Disclosure Schedule, each Parent Material Contract is legal and in full force and effect and is valid, binding and enforceable against Parent (subject to Enforceability Exceptions) and, to Parent’s Knowledge, each other party thereto. Except as set forth on Section 4.13(c) of the Parent Disclosure Schedule, as of the date hereof, no party to any Parent Material Contract has given any written notice, or to the Knowledge of Parent, any notice (whether or not written) of termination or cancellation of any Parent Material Contract or that it intends to seek to terminate or cancel any Parent Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.14.	Compliance; Permits; Restrictions.

(a)       Each of Parent and its Subsidiaries is, and has been in compliance in all material respects with all Laws applicable to Parent and its Subsidiaries, and Parent has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Parent Material Adverse Effect.

(b)       Each of Parent and its Subsidiaries holds, and has held, all Governmental Authorizations necessary for Parent and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. The Governmental Authorizations held by Parent and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and Parent and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

4.15.	Legal Proceedings; Orders.

(a)       There is no pending Legal Proceeding and to Parent’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)       There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of the Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

4.16.	Tax Matters.

(a)       Except as set forth on Section 4.16(a) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects to the Knowledge of Parent. Except as set forth on Section 4.16(a) of the Parent Disclosure Schedule, all income and other material Taxes due and owing by or with respect to Parent and its Subsidiaries have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. Parent and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable to the Knowledge of Parent. None of Parent and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of Parent and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b)       Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)       None of Parent and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company.

(d)       Except as set forth on Section 4.16(d) of the Parent Disclosure Schedule, except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(e)       Except as set forth on Section 4.16(e) of the Parent Disclosure Schedule, (i) no deficiencies of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full to the Knowledge of Parent; and (ii) there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of Parent and its Subsidiaries pending or threatened by any Governmental Authority against, or with respect to, Parent and its Subsidiaries that remains unpaid, and none of Parent and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(f)       Except as set forth on Section 4.16(f) of the Parent Disclosure Schedule, (i) there are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries, to the Knowledge of Parent; and (ii) neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(g)       None of Parent and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(h)       None of Parent and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)       None of Parent and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(j)       None of Parent and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(k)       None of Parent and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Parent is the common parent or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(l)       Except as set forth on Section 4.16(l) of the Parent Disclosure Schedule, to the Knowledge of Parent (i) none of Parent and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, otherwise; and (ii) as of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m)       Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances, or has taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger and the Financings from qualifying for the Intended Tax Treatment.

4.17.	Employee and Labor Matters; Benefit Plans.

(a)       Parent is, and during the last three (3) years, has been in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and similar laws in other jurisdictions) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements. Parent does not have, or during the past three (3) years, has not had, any material liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b)       Parent is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of Parent and, as of the date hereof, there is not to the Knowledge of Parent, any attempt to organize any employees of Parent for the purpose of forming or joining a labor union or works council. To the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or to the Knowledge of Parent, any threat thereof, affecting Parent or any of its employees.

(c)       Except as set forth on Section 4.17(c) of the Parent Disclosure Schedule, there is not, and has not been, any Legal Proceeding pending, or to the Knowledge of Parent, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of Parent, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to Parent, taken as a whole.

(d)       Except as set forth on Section 4.17(d) of the Parent Disclosure Schedule, within the past three (3) years, Parent has not implemented any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and Parent has not incurred any material liability under WARN that remains unsatisfied.

(e)       Except as listed in the Parent’s SEC Documents, Section 4.17(e) of the Parent Disclosure Schedule sets forth a correct and complete list of each material Parent Employee Plan. Parent has made available to Company, with respect to each material Parent Employee Plan, accurate and complete copies (as applicable) of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Parent Employee Plans, a written description of the material terms thereof, (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto and (vi) all material correspondence with a Governmental Authority received in the last three (3) years with respect to such Parent Employee Plan.

(f)       Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and to the Knowledge of Parent, there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(g)       Each Parent Employee Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code. As of the date hereof, no Legal Proceeding or governmental audit is pending with respect to any Parent Employee Plan (other than routine claims for benefits) and to the Knowledge of Parent, no such Legal Proceeding or governmental audit is threatened; and there are no governmental investigations pending or to the Knowledge of Parent, threatened in connection with any Parent Employee Plan, the assets of any trust under any Parent Employee Plan or the plan sponsor, the plan administrator or any fiduciary under any Parent Employee Plan.

(h)       Neither Parent nor any of its respective directors, officers, employees or agents has, with respect to any Parent Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Parent or any Parent Employee Plan or for which Parent has any future indemnification obligation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material liability to Parent.

(i)       None of Parent nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by Parent.

(j)       No Parent Employee Plan provides for, and Parent does not have any present or future obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(k)       Parent does not have any obligation to pay or provide any tax “gross- up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of Parent.

(l)       To the extent applicable, all Parent Employee Plans maintained primarily for the benefit of employees outside of the United States comply with applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book- reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent.

(m)       Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(n)       Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

4.18.       Environmental Matters. Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. (i) No current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19.       Insurance. Parent has made available to the Company accurate and complete copies or summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.20.       Transactions with Affiliates. Except as disclosed under Parent SEC Documents, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.21.       No Financial Advisors. Except as set forth on Section 4.21 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22.       Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23.       Privacy and Data Security. Each of Parent and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Parent and its Subsidiaries have complied in all material respects with each of their respective Privacy Policies, if applicable and required. Parent and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and Parent and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of Parent and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of Parent and its Subsidiaries has received written notice (or, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of Parent and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, threatened against any of Parent and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

4.24.	Anti-Corruption.

(a)       In the past five (5) years, neither Parent nor Merger Sub, nor any director or officer or, any employee of Parent or Merger Sub (acting in the capacity of a director, officer or employee of Parent or Merger Sub) or, to the Knowledge of Parent or Merger Sub, any representative or agent of Parent or Merger Sub (acting in the capacity of a representative or agent of Parent or Merger Sub), has directly or indirectly (i) given any funds (whether of Parent or Merger Sub or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither Parent nor Merger Sub, nor any director or officer or, any employee of Parent or Merger Sub (acting in the capacity of a director, officer or employee of Parent or Merger Sub) or, to the Knowledge of Parent, any representative or agent of Parent or Merger Sub (acting in the capacity of a representative or agent of Parent or Merger Sub), has not received any written communication (or, to the Knowledge of Parent, any other communication) that alleges any of the foregoing. Parent has disclosed to the Company any and all allegations that have been made of any potential wrongdoing by Parent, Merger Sub, or by any director, officer, employee, agent or representative of Parent or Merger Sub (acting in the capacity of a director, officer, employee, agent or representative of Parent or Merger Sub) with respect to any Anti-Corruption Law.

(b)       There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or to the Knowledge of Parent, threatened against Parent, Merger Sub, any director or officer or any employee of Parent or Merger Sub (acting in the capacity of a director, officer or employee of Parent or Merger Sub) or, to the Knowledge of Parent, any representative or agent of Parent or Merger Sub (acting in the capacity of a representative or agent of Parent or Merger Sub). Neither Parent nor Merger Sub, nor to the Knowledge of Parent, any director or officer or any employee of Parent or Merger Sub (acting in the capacity of a director, officer or employee of Parent or Merger Sub) or any representative or agent of Parent or Merger Sub (acting in the capacity of a representative or agent of Parent or Merger Sub), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

4.25.       Sanctions Laws. Neither Parent nor Merger Sub, nor to the Knowledge of Parent, any director or officer or any employee of Parent nor Merger Sub (acting in the capacity of a director, officer or employee of Parent or Merger Sub) or, to the Knowledge of Parent, any representative or agent of Parent nor Merger Sub (acting in the capacity of a representative or agent of Parent nor Merger Sub), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of Parent, threatened in writing against Parent, any director or officer or any employee of Parent nor Merger Sub (acting in the capacity of a director, officer or employee of Parent nor Merger Sub) or, to the Knowledge of Parent, any representative or agent of Parent nor Merger Sub (acting in the capacity of a representative or agent of Parent nor Merger Sub). Neither Parent nor Merger Sub, nor to the Knowledge of Parent, any director, officer or employee of any of Parent or Merger Sub, is a Sanctioned Person. Neither Parent nor Merger Sub has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

4.26.       No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in Section 3 of this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Parent, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5.        Certain Covenants of the Parties.

5.1.	Operation of Parent’s Business.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as exercised in the ordinary course of business consistent with past practices, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (other than the Dividend) or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii)       sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Warrants, as applicable, or issuable in connection with the Parent Financing), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)       except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)       (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi)       (A) adopt, establish or enter into any Parent Employee Plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer, or, employee; provided, however, that consultants may be retained on terms permitting termination by Parent without notice to provide supplemental support services as reasonably may be needed by Parent, or to fill vacancies to the extent such positions are existing as of the date hereof and which vacancies occur after the date hereof;

(vii)       enter into any material transaction;

(viii)       acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)       sell, assign, transfer, license, sublicense or otherwise dispose of any Parent Intellectual Property;

(x)       withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications;

(xi)       (A) make, change or revoke any Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(xii)       waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries;

(xiii)       delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith);

(xiv)       forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xv)       terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi)       (A) materially change pricing or royalties or other payments set or charged by Parent or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of its Subsidiaries;

(xvii)       take any action or knowingly fail to take any reasonable action, which action or failure to act could reasonably be expected to prevent or impede the Merger and the Financings from qualifying for the Intended Tax Treatment;

(xviii)       enter into, amend or terminate any Parent Contract; or

(xix)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c)       Notwithstanding the restrictions set forth in Section 5.1(a) and Section 5.1(b) above, such restrictions shall not apply to the matters set forth on Section 5.1(c) of the Parent Disclosure Schedule.

5.2.	Operation of the Company’s Business.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)       except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)       other than in the Ordinary Course of Business or pursuant to the Company Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)       (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit- sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi)       sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii)       (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii)       forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix)       take any action or knowingly fail to take any reasonable action, which action or failure to act could reasonably be expected to prevent or impede the Merger and the Financings from qualifying for the Intended Tax Treatment;

(x)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(xi)      agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3.	Access and Investigation.

(a)       Subject to the terms of the confidentiality obligations set forth in the term sheet between the Company and Parent dated September 10, 2025, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer, chief accounting officer or controller of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)       Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4.	No Solicitation.

(a)       Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Parent or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 6.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 6.3).

(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)       Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

5.5.       Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Parent Key Employee or Company Key Employee (as applicable) of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.        Additional Agreements of the Parties.

6.1.	Resale Registration Statement.

(a)       The Parent Common Stock issued as Merger Consideration pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Common Stock to be issued as Merger Consideration will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. The Parent Common Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book-entry form, will be noted) with respect to such restrictions.

(b)       Promptly (and in any event within ten (10) Business Days) following the later of the Closing Date or the date that the Company Audited Financial Statements have been provided to Parent, Parent shall file with the SEC, and use reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, a shelf registration statement on Form F-3 or, if Form F-3 is not available to Parent, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities from time to time after the Closing Date by and pursuant to any method or combination of methods legally available to the holders of Registrable Securities; it being agreed that Parent shall submit such Registration Statement to the Sellers’ Representative at least five (5) days prior to filing, for the Company’s review and shall consider any reasonable comments of the Company on such Registration Statement. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies, and to the extent Parent does not so qualify, Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such Registration Statement is filed with the SEC. Parent shall use reasonable best efforts to cause the Registration Statement to be continuously effective (subject to Section 6.1(d)), and maintain and update the Registration Statement and the Prospectus as necessary, for a period of three years following the Closing Date or, if sooner, the date on which all shares of Parent Common Stock subject to the Registration Statement cease to be Registrable Securities hereunder.

(c)       Parent shall have the right at any time, upon written notice (with immediate effect) to the holders of Registrable Securities (each, a “Blackout Notice”), to (i) delay the filing of the Registration Statement or a request for acceleration of the effective date, or (ii) suspend the Registration Statement after effectiveness and require that the holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event, in the case of clause (i) or (ii), that (A) Parent is or may be in possession of material non-public information, the disclosure of which, in the good faith judgment of Parent, in the Registration Statement would be harmful to the interests of Parent and its stockholders and the failure of which to disclose in the Registration Statement, in the good faith judgment of Parent’s outside legal counsel, would reasonably be expected to result in a violation of securities laws or (B) any other event occurs that, in the good faith judgment of Parent’s outside legal counsel, makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading; provided, however, that Parent may not suspend the filing or effectiveness or use of the Registration Statement for more than forty-five (45) consecutive calendar days and not more than ninety (90) total calendar days in the aggregate, in each case during any twelve (12) month period. If Parent suspends the Registration Statement and requires the holders of Registrable Securities to cease sales of shares pursuant to this Section 6.1(d), Parent shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to all holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to holders of Registrable Securities given pursuant to this Section 6.1(d), and the holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to holders of Registrable Securities and shall not include any material nonpublic information regarding the reason for the suspension in any such notice.

(d)       Parent shall: (i) provide written notice to each Holder of Registrable Securities within two Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; (ii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as promptly as reasonably practicable; (iii) pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent, in connection with the performance of Parent’s obligations under this Section 6.1; and (iv) use its reasonable best efforts, upon request of any Holder of Registrable Securities, to, subject to compliance with applicable securities laws, (A) cause the removal of the restrictive legends from any shares of Parent Common Stock being sold under the Registration Statement or pursuant to Rule 144 at the time of such sale of shares of Parent Common Stock and (B) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent for the Parent Common Stock in connection with the removal of such restrictive legends.

(e)       As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Parent (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement along with auditor consent (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be. The Company’s auditor will be (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Company within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

6.2.	[Reserved].

6.3.	[Reserved].

6.4.	Efforts; Regulatory Approvals.

(a)       The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)       Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c)       Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Parent Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Parent Transaction Litigation (to the extent that the attorney-client privilege is not waived, undermined, or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely effect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Parent Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Parent Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5.	Indemnification.

(a)       Indemnity. From and after the Effective Time, the Parent (as part of the Surviving Company) will not modify or amend any indemnification agreements between Parent and its directors and officers in effect as of the date hereof (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions) and to any directors, officers, employees or agents under any indemnification provisions under the Organizational Documents of Parent (collectively the “Indemnified Parties”), subject to applicable Law. The constitution and shareholders’ deed of Parent as in effect on the date hereof, will not, except as required by Law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b)       Insurance. The Parent and the Company will each pay fifty (50%) percent of the premium for a “tail” (either runoff or extended reporting period) directors and officers insurance policy either extending or consistent with the coverage of Parent’s existing policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by Parent’s directors’ and officers’ insurance policy in effect as of the date hereof, with a retroactive date at least 3 years prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of Parent’s directors and officers insurance policy in effect as of the date hereof. .

(c)       Third-Party Beneficiaries. This Section 6.5 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal Representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 6.5. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.5.

6.6.       Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Report on Form 6-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, or internal employee communications, so long as in each case any such statements or internal employee communications are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.6, and in the case of the Company, it shall provide disclosure to Parent thereafter such that Parent may comply with its SEC disclosure obligations. Notwithstanding the foregoing, Parent and Merger Sub need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3 or relating thereto.

6.7.       Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be approved for listing on Nasdaq or such other stock exchange that Parent and the Company agree that Parent shares will be listed (the “Continuing Exchange”), subject to official notice of issuance, prior to the Closing. The Company shall use its reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith. All Continuing Exchange fees associated with any action contemplated by this Section 6.7 due at or prior to the Effective Time shall be borne by the Company.

6.8.	Tax Matters.

(a)       Each of the Parties shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts (and each shall cause its Affiliates) to cause the Merger and Financings to qualify for the Intended Tax Treatment. No Party shall take (or shall permit any of its Subsidiaries to take) any action, or fail to take any action, which action or failure to act would, or would reasonably be expected to, prevent or impede the Merger and the Financings from qualifying for the Intended Tax Treatment. With respect to the Merger, this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall (and shall cause their Subsidiaries to) report the Merger and the Financings for all applicable Tax purposes in a manner consistent with the Intended Tax Treatment, and no Party shall (or shall permit their Subsidiary to) take any position on any applicable Tax Return or in any audit, litigation or other proceeding with respect to Taxes inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, and with notice provided to all other Parties. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b)       Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Merger and Financings from qualifying for the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede Merger and Financings from qualifying for the Intended Tax Treatment.

(c)       Company shall deliver to Parent at or prior to the Closing a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent; provided, however, that the only remedy for any failure to deliver the documentation described in this paragraph shall be to make an appropriate withholding (to the extent required by applicable Law) from consideration deliverable in connection with this Agreement consistent with the terms of Section 2.13. For the avoidance of doubt, delivery of the certificate specified in this Section 6.8(c) shall not be a condition to the Closing of the Merger.

(d)       Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.9.       Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

6.10.	Officers and Directors.

(a)       The Parent Board shall take all necessary corporate action including any amendments to the constitution or shareholders’ deed of Parent to cause the following to occur as of the Effective Time: (i) Daniel Joseph Lanskey shall be appointed as Chairman of the Board of Parent; (ii) Sahil Beri shall resign from the Board of Parent; and (iii) the remaining directors shall be independent directors (as determined in accordance with NASDAQ rules) as mutually agreed by the parties. In the event any designee identified becomes unable or unwilling to serve as a director on the Parent Board or executive officer of Parent as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined solely by the Company. The Parent Board also take all necessary corporate action to cause (i) Daniel Joseph Lansky shall be appointed Chief Executive Officer of Parent; and (ii) Russell Howard Didlake shall be appointed Chief Operating Officer of Parent.

(b)       The officers and board of directors of the Surviving Corporation as of the Effective Time shall be comprised of a designated number to be determined prior to the Effective Time.

Upon the Closing of the Merger at the Effective Time, Sahil Beri will be appointed as president of a newly formed Australian beverage subsidiary (the “Beverage Subsidiary”) and shall enter into a new employment agreement (the “Beri Employment Agreement”) which provides that (i) his role will be president of the Beverage Subsidiary. The remaining officers and board of directors of Beverage Subsidiary as of the Effective Time shall be comprised of a designated number to be determined prior to the Effective Time.

6.11.       Termination of Certain Agreements and Rights. Except as set forth on Section 6.11 of the Parent Disclosure Schedule, Parent shall use commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent and any holders of Parent Common Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation (the “Termination of Agreements and Rights”).

6.12.       Allocation Certificate. The Company will prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date a certificate signed by the Company’s Chief Executive Officer in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Stock, (b) such holder’s name and address, (c) the number and type of Company Common Stock held as of immediately prior to the Effective Time for each such holder, (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.13.       Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.        Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1.       Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

7.2.       No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3.       Board Approval: (a) Parent shall have obtained the Parent Board Approval for each of the Conditions in Item 1 of Schedule 1 attached hereto and (b) the Company shall have obtained the Company Board Approval.

7.4.       Listing. The approval of the listing of the additional shares of Parent Common Stock on the Continuing Exchange shall have been obtained and the shares of Parent Common Stock to be issued in the transactions contemplated by this Agreement shall have been approved for listing (subject to official notice of issuance) on the Continuing Exchange.

7.5.       Tax Treatment. Each of the Company and Parent shall be reasonably satisfied, in each such Party’s reasonable judgment, that (a) as a result of the Merger, Parent will be treated as a “domestic corporation” under Section 7874(b) of the Code, and (b) (i) the Merger and the Financings, taken together as part of a unified plan, will constitute a transaction described in Section 351 of the Code, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) both tax treatments described in clause (i) and clause (ii) will apply.

Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1.       Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2.       Performance of Covenants. The Company shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3.       Documents. At or before the Effective Time, Parent shall have received the following documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.12 is true and accurate in all respects as of the Closing Date;

(b)	the Beri Employment Agreement; and

(c)	the Allocation Certificate.

8.4.       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5.       Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect and no stockholder of the Company shall have exercised any appraisal rights for such shares of Company Capital Stock in accordance with the TBOC.

8.6.       Company Audit. The Company shall have delivered the Company Audited Financial Statements for inclusion in the Registration Statement.

8.7.       Company Leases. The Company shall have entered into the two lease agreements described in Section 3.8 of the Company Disclosure Schedule.

Section 9.         Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1.       Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2.       Performance of Covenants. Parent and Merger Sub shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by either of them under this Agreement at or prior to the Effective Time.

9.3.       Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)       a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied; and

(b)       written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 6.10 hereof; and

(c)        Parent Tax Counsel shall have delivered a Tax Opinion to Parent.

9.4.       No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5.       Parent Termination of Contracts and Rights. Parent has completed the Termination of Contracts and Rights without any liability being imposed on the part of Parent or the Surviving Corporation pursuant to Section 6.11 hereof.

9.6.       Parent Indebtedness. At the Effective Time, the Parent Indebtedness shall not be more than $275,000 as set forth on the Parent Indebtedness Schedule.

Section 10. Termination.

10.1.	Termination. This Agreement may be terminated prior to the Effective Time:

(a)	by mutual written consent duly authorized by each of the Parent Board, Company Board and Merger Sub Board;

(b)       by either Parent or the Company if the Merger shall not have been consummated by March 31, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, Merger Sub) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that the End Date can be extended by mutual consent of Parent and the Company;

(c)       by either Parent or the Company if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)       by the Company if a Parent Triggering Event shall have occurred;

(e)       by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of any representation, warranty, covenant or agreement is curable by Parent or Merger Sub then this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(f) and (ii) Parent ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(f), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(f)       by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of any representation, warranty, covenant or agreement is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(g), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(g)       by Parent and following compliance with all of the requirements set forth in Section 5.4 and Section 6.3, upon the Parent Board authorizing Parent to enter into a Permitted Alternative Agreement; or

(h)       by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2.       Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.6, Section 10.3 and Section 11 (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 11.      Miscellaneous Provisions.

11.1.       Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2.       Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders if required, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders if required. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

11.3.	Waiver.

(a)       Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4.       Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that Sections 3 to 9 of the Term Sheet shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5.       Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6.       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Innovation Beverage Group Limited
29 Anvil Road

Seven Hills, NSW 2147
Australia

Attention: Sahil Bari, Interim Chief Executive Officer

Email:

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, New York 10036

Attention: Darrin M. Ocasio

E-mail:

if to the Company:

Block Fuel Energy, Inc.
777 Legacy Trail

Ponca City, Oklahoma 74604

Attention: Daniel Lanskey, Chief Executive Officer

Email:

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402, USA

Attention: Jon Zimmerman; Charles Lange

Email:

11.8.       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10.       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11.       No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INNOVATION BEVERAGE GROUP LIMITED.

By:	/s/ Sahil Beri
Name:	Sahil Beri
Title:	CEO Chairman

[Signature Page to Merger Agreement]

INNOBEV MERGER CORP.

By:	/s/ Sahil Beri
Name:	Sahil Beri
Title:	Director

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BLOCKFUEL ENERGY, INC.

By:	/s/ Daniel Joseph Lanskey
Name:	Daniel Joseph Lanskey
Title:	President/ CEO

By:	/s/ Russell Howard Didlake
Name:	Russell Howard Didlake
Title:	Vice President

[Signature Page to Merger Agreement]

Schedule 1- Parent Approval Actions

1. Parent Board Conditions

Condition
The Parent Board resolves that Contemplated Transactions are in the best interests of the Parent and its stockholders.
The Parent Board resolves to appoint the directors contemplated by Section 6.10(a).
The Parent Board resolves to accept resignations for any directors of the Parent who are not continue as directors of the Parent pursuant to Section 6.10(a).
The Parent Board resolves to issue shares of the Parent Common Stock to the stockholders of the Company as Merger Consideration.
The Parent Board resolves a date to hold the Parent Stockholder Meeting (“Meeting Date”).
The Parent Board resolves to approve a notice of the Parent Stockholder Meeting which includes a recommendation to approve the name change and to elect directors (“Notice of Meeting”).

At least 28 days prior to the Meeting Date, the Parent dispatches the Notice of Meeting to holders of Parent Common Stock.

2. Regulatory Notifications

Condition

Parent lodges Form 205 – Notification of Resolution with ASIC within 14 days of the Parent’s stockholders passing the special resolution to change the Parent’s name.
Parent lodges Form 484 – Change to Company Details with ASIC within 28 days of the appointment of the new directors under clause 6.10(a).

Schedule 2

Underlying Assumptions

1.	Any financings by Parent up to $10 million in the aggregate (including the $6 million Financing closed on March 16, 2026) would not result in an adjustment to the Merger Consideration.

2.	A financing completed by the Parent in excess of $10 million or a financing completed by the Company would result in an adjustment to the Merger Consideration in the amount of such financing, based on the increase in enterprise value of either the Company or the Parent to the extent of such financing.

3.	Any adjustment to the Merger Consideration will be based on the following assumptions as of the date hereof:

a. Parent Shares Outstanding
b. Parent Share Price	$
c. Assumed Value of Parent (pre-financing)	$
d. Assumed Value of Company	$

The “Assumed Value” figures are only meant to demonstrate the negotiated ratio of Merger Consideration relative to the two companies. They are not meant to ascribe actual values for any purpose other than demonstrating illustrative adjustments to the Merger Consideration.